As filed with the Securities and Exchange Commission on November 5, 2013

Registration No. 333-191556

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PARKWAY PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	6798	74-2123597
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Bank of America Center

390 North Orange Avenue, Suite 2400

Orlando, Florida 32801

(407) 650-0593

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeremy R. Dorsett

Executive Vice President and General Counsel

Parkway Properties, Inc.

390 N. Orange Avenue

Suite 2400

Orlando, FL 32801

(407) 650-0593

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David W. Bonser, Esq. Bruce W. Gilchrist, Esq. Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, D.C. 20004 Tel: (202) 637-5600 Fax: (202) 637-5910	Brian J. McCarthy, Esq. Jonathan L. Friedman, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue Suite 3400 Los Angeles, CA 90071 Tel: (213) 687-5000 Fax: (213) 687-5600

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the closing of the mergers described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a small reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Issuer Third Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Parkway Properties, Inc. has prepared this Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-191556) solely for the purpose of filing Exhibit 99.2. No changes have been made to the preliminary joint proxy statement/prospectus constituting Part I of the Registration Statement or to Part II of the Registration Statement (other than to reflect in the Exhibit Table the filing of the aforementioned exhibit).

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Maryland General Corporation Law, or MGCL, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

Our charter obligates us provide any indemnification permitted by the laws of Maryland and shall indemnify directors, officers, agents and employees as follows:

•	we shall indemnify our directors and officers, whether serving us or at our request any other entity, to the full extent required or permitted by Maryland law now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law; and

•	we shall indemnify other employees and agents, whether serving us or at our request any other entity, to such extent as shall be authorized by the board of directors or our bylaws and be permitted by law.

The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled.

We have also entered into an indemnification agreement with each of our directors and officers. While Maryland law permits a corporation to indemnify its directors and officers, as described above, it also authorizes other arrangements for indemnification of directors and officers, including insurance. The indemnification agreements are intended to provide indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

ITEM 22. UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933, to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on November 5, 2013.

Parkway Properties, Inc.

By:	/s/ James R. Heistand James R. Heistand President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ James R. Heistand James R. Heistand	Chief Executive Officer, President and Director (principal executive officer)	November 5, 2013

/s/ David O’Reilly David O’Reilly	Executive Vice President, Chief Investment Officer, and Chief Financial Officer (principal financial officer)	November 5, 2013

/s/ Scott E. Francis Scott E. Francis	Senior Vice President and Chief Accounting Officer (principal accounting officer)	November 5, 2013

* Charles T. Cannada	Chairman of the Board and Director	November 5, 2013

* Avi Banyasz	Director	November 5, 2013

* Edward M. Casal	Director	November 5, 2013

* Kelvin L. Davis	Director	November 5, 2013

* Laurie L. Dotter	Director	November 5, 2013

* C. William Hosler	Director	November 5, 2013

* Adam S. Metz	Director	November 5, 2013

Signatures	Title	Date

* Brenda J. Mixson	Director	November 5, 2013

/s/ Jeremy R. Dorsett Jeremy R. Dorsett	*Attorney-in-fact

EXHIBIT INDEX

Exhibit Index	Description of Document

2.1	Agreement and Plan of Merger by and among Parkway Properties, Inc., Parkway Properties LP, PKY Masters, LP, Thomas Properties Group, Inc. and Thomas Properties Group, L.P., dated September 4, 2013 (attached as Annex A to the joint proxy statement/prospectus included in this registration statement).

3.1	Articles of Incorporation, as amended, of Parkway Properties, Inc. (incorporated by reference to Exhibit B to Registrant’s proxy material for its July 18, 1996 Annual Meeting).

3.2	Articles of Amendment to the Articles of Incorporation, as amended, of Parkway Properties, Inc. (incorporated by reference to Exhibit 3.1 to Registrant’s Form 8-K filed August 7, 2012).

3.3	Bylaws of Parkway Properties, Inc., as amended through August 5, 2010 (incorporated by reference to Exhibit 3.1 to Registrant’s Form 8-K filed on August 6, 2010).

3.4	Articles Supplementary creating Parkway Properties, Inc.’s 8.00% Series D Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 4 to Registrant’s Form 8-A filed May 29, 2003).

3.5	Articles Supplementary reclassifying and designating an additional 1,974,896 shares of common stock as 8.00% Series D Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3 to Registrant’s Form 8-K filed August 12, 2010).

3.6	Articles Supplementary reclassifying and designating an additional 1,046,400 shares of common stock as 8.00% Series D Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3 to Registrant’s Form 8-K filed May 18, 2011).

3.7	Articles Supplementary Reclassifying 16,000,000 Shares of Common Stock into Series E Convertible Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.1 to Registrant’s Form 8-K filed June 5, 2012).

3.8	Articles Supplementary Reclassifying 16,000,000 Shares of Series E Convertible Cumulative Redeemable Preferred Stock into Common Stock (incorporated by reference to Exhibit 3.1 to Registrant’s Form 8-K filed November 16, 2012).

3.9	Articles Supplementary Reclassifying 5,421,296 Shares of Series D Cumulative Redeemable Preferred Stock into Common Stock (incorporated by reference to Exhibit 3.1 to Parkway’s Form 8-K filed May 30, 2013).

4.1**	Specimen Form of Common Stock Certificate of Parkway Properties, Inc.

5.1**	Opinion of Hogan Lovells US LLP regarding the legality of the securities being registered.

8.1**	Opinion of Hogan Lovells US LLP regarding tax matters.

8.2**	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.

9.1	Voting Agreement by and among TPG VI Pantera Holdings, L.P., Thomas Properties Group, Inc., and Thomas Properties Group, L.P., dated September 4, 2013 (attached as Annex B to the joint proxy statement/prospectus included in this registration statement).

9.2	Voting Agreement by and among certain stockholders of Thomas Properties Group, Inc. and Parkway Properties, Inc., dated September 4, 2013 (attached as Annex C to the joint proxy statement/prospectus included in this registration statement).

10.1	Loan Agreement by and between Parkway Properties, LP and Thomas Properties Group, L.P., dated September 4, 2013 (incorporated by reference to Exhibit 10.1 to Registrant’s Form 8-K filed September 5, 2013).

Exhibit Index	Description of Document

10.2	Amendment No. 2 to Stockholders Agreement by and between Parkway Properties, Inc. and TPG VI Pantera Holdings, L.P., dated September 4, 2013 (incorporated by reference to Exhibit 10.2 to Registrant’s Form 8-K filed September 5, 2013).

21.1**	Subsidiaries of Parkway Properties, Inc.

23.1**	Consent of Hogan Lovells US LLP as to the legality of the securities being registered (included as part of the opinion filed as Exhibit 5.1 hereto and incorporated herein by reference).

23.2**	Consent of Hogan Lovells US LLP as to tax matters (included as part of the opinion filed as Exhibit 8.1 hereto and incorporated herein by reference).

23.3**	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of the opinion filed as Exhibit 8.2 hereto and incorporated herein by reference).

23.4**	Consent of Ernst & Young LLP, independent registered public accounting firm (in respect of Thomas Properties Group, Inc.).

23.5**	Consent of KPMG LLP, independent registered public accounting firm.

23.6**	Consent of Ernst & Young LLP, independent registered public accounting firm (in respect of Parkway Properties Inc.).

24.1**	Powers of Attorney.

99.1**	Consent of Merrill, Lynch, Pierce, Fenner & Smith Incorporated.

99.2*	Consent of Morgan Stanley & Co. LLC.

99.3**	Form of Proxy solicited by the Board of Directors of Parkway Properties, Inc.

99.4**	Form of Proxy solicited by the Board of Directors of Thomas Properties Group, Inc.

*	Filed herewith.
**	Previously filed.